FILED
    IN THE OFFICE OF THE
    SECRETARY OF STATE OF
             THE
       STATE OF NEVADA
        MAR 3 1, 1995
       No. 2341-84
      /s/Dean Heller
      --------------
  DEAN HELLER SECRETARY OF STATE



                                    AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                       HEALTH CARE CENTERS OF AMERICA, INC
                                     ******

    Pursuant to the provision of the Nevada Revised Statutes. HEALTH CARE CENTERS OF AMERICA. INC, a Nevada corporation, adopts the following amendments to its Articles of Incorporation

   1. The undersigned hereby certifies that on the 31 it day of March, 1995, a Special Meeting of the Board of Directors Care Centers of America, 1nc. was duly. held and.. convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolutions were unanimously adopted by the Board of Directors.

    BE IT RESOLVED: That James M. Troester. Secretary of the corporation, is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation for the following purposes:

(a) To amend Article Four of the Articles of incorporation to increase the authorized capitalization from NINE HUNDRED MILLION (900,000,000) Common Shares, to ONE BILLION ONE HUNDRED MILLION (1,100,000,000) shares of Capital Stock, with the, par value remaining at ONE MILL ($0.001) per share. The Capita! Stock shall be divided into two classes: NINE HUNDRED MILLION (900,000,000) shares of Common and TWO HUNDRED MILLION (200,000,000) sharesof Convertible Preferred Stock.

  2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 108,492,624 of the 199,923,478 shares outstanding of Health Care Centers of America, Inc. gave their written consent to the adoption of the Amendment to the Articles incorporation as follows.

         ARTICLE FOUR CAPITAL STOCK] The corporation shall have authority to issue an aggregate of ONE BILLION ONE HUNDRED MILLION (1,100,000,000) shares of Capita! Stock. Par Valve $0.001 per share, divided into two (2) classes of stock as follows:

                        1. [COMMON STOCK] NINE HUNDRED MILLION (900,000,000) shares of oommon stock; pr vakm ONE MILL (S0.001) per share. This class shall have the exclusive right to elect Directors.

                        2. [CONVERTIBLE PREFERRED STOCK) TWO HUNDRED MILLION(200,OO0,000) shares of Convertible Preferred Stock, par value ONE MILL (S0.001) per share-This class will not possess voting rights to elect directors, but will have preferential rights to be granted by tba Board of Directors.


                            All capital stock when issued shad be fully paid and
nonassessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subcribe to any unissued stock, or any other securities which the corporation nay now or hereafter be authorized to issue.

                            The  corporation's  capital  stock may be issued and
sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

                            Holders or the corporation's  Common Stock shall not
possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before the stockholders meetings, whether such stockholders meetings be special or annual

                            IN  WITNESS  WHEREOF,   the  undersigned  being  the
President and Secretary of Health Care Centers of America, Inc., a Nevada corporation hereunto affix their signatures this 31st day of March,1995.


                                            HEALTH CARL CENTERS OF AMERICA, INC.
                                            By: /s/Maurice Furloug
                                                ------------------
                                                Maurice Furlong
                                                President

                                            By: /s/James M. Troester
                                                --------------------
                                                James M. Trester
                                                Secretary


       STATE OF ILLINOIS        )
                                . ss.
       COUNTY OF DUPAGE         )

                            On the  31st  day of  March,.1995,  before  me,  the
undersigned. a Notary Public in and for the State of Illinois, personally appeared MAURICE FURLONG, President and JAMES M. TROESTER. Secretary, of HEALTH CARE CENTERS OF AMERICA, INC., a Nevada corporation known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily, in behalf of and in their capacities as President and Secretary; respectively of HEALTH CARE CENTERS OF AMERICA, INC. For the uses and purposes therein mentioned.


                            IN WITNESS WHEREOF,  I have hereunto set my hand and
affixed my official seal the day and year first above written.

                                            /s/Kim M. Plencner
                                            ------------------
                                               Kim M. Plencner
                                               Notary Public
                                               Residing in State of Illinois
                                               My Commission Expires 06/28/98

                   CONSENT OF INDEPENDENT CHEMIST AND ASSAYER




Health Care Centers of America, Inc.



         I hereby consent to the filing of the following reports with the registration statement of Health Care Centers of America, Inc., filed on Form 10-SB in accordance with Section 12 of the Securities Exchange Act of 1934:

1. Assay no. 2972A dated June 12, 1997 and letter relating thereto dated June 28, 1997, relating to approximately 500,000 tons of ore concentrate belonging to Peeples Mine, and located in the vicinity of Skull Valley, Arizona
2. Assay nos. 2220, 2221 and 2222, dated February 6, 1996, and letter relating thereto dated February 9, 1996, relating to properties belonging to F&H Mining in the vicinity of Mesquite, Nevada

         I further consent to the reference to my name is such registration statement and to future reports and announcements, to the effect that I have tested samples from such concentrate, that such samples indicate commercial quantities of precious metals, including gold, platinum, iridium, and osmium, and subject to the qualifications set forth in my report, 500,000 tons of such concentrate would in my judgment be worth in excess of $3 billion based on prices at March 21, 1997.


                           Metallurgical Research & Assay  Laboratory



                           By: /s/Donald E. Jordan
                               -------------------
                               Donald E. Jordan
Henderson, Nevada
August 26, 1997

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT





Health Care Centers of America, Inc.


         I hereby consent to the use of my report dated March 31, 1997, in the registration statement of Health Care Centers of America, Inc., filed in Form 10-SB in accordance with Section 12 of the Securities Exchange Act of 1934.

         I also consent to my report referred to above being considered as comprehending my opinion that the supplemental schedules of Health Care Centers of America, Inc. and its subsidiary as of December 31, 1994, 1995 and 1996, and for each of the years then ended, included in such registration statement, when considered in relation to the basic consoli dated financial statements, present fairly in all material respects the information shown therein.



                               /s/ W. Dale McGhie
                               -------------------
                               W. Dale McGhie, CPA







Reno, Nevada
August 22, 1997

                                      10-SB
                                File No. 0-29006

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS
                             SEPTEMBER 30, 1999 AND
                        DECEMBER 31, 1998, 1997 AND 1996

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.



                                TABLE OF CONTENTS






ACCOUNTANT'S REPORTS
         on Financial Statements
         on Supplemental Schedules

FINANCIAL STATEMENTS

         Consolidated Balance Sheets

         Consolidated Statements of Operations

         Consolidated Statements of Changes in Stockholders' Equity

         Consolidated Statements of Cash Flows

         Notes to the Consolidated Financial Statements

         Supplemental Schedules

W.       DALE Mcghie                                Town & Country Plaza
CERTIFIED PUBLIC ACCOUNTANT                  1539 Vassar St. Reno, Nevada 89502
                                                         Tel: 702-323-7744
                                                         Fax: 702-323-8288

To the Board of Directors
Hexagon Consolidated Companies of America, Inc.

                            ACCOUNTANT'S AUDIT REPORT


I have audited the accompanying consolidated balance sheets of Hexagon Consolidated Companies of America, Inc. (formerly Health Care Centers of America, Inc.) (a development stage company) as of September 30, 1999, December 31, 1998 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the nine months and years then ended, and from June 29, 1993 (date of reorganization) through September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial consolidated statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of Hexagon Consolidated Companies of America, Inc. as of September 30, 1999, December 31, 1998, 1997, and 1996 and the results of their operations, changes in stockholders' equity and their cash flows for the nine months and years then ended in conformity with generally accepted accounting principals.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, as discussed in Note 4 to the financial statement. A majority of the Company's assets consist of mineral inventories and mineral properties with a carrying value of $269,424,722. Recovery of the Company's mineral inventories is dependent upon the extraction and recovery of mineral ore in an economical fashion. The financial statements do not include any adjustments that might result in a negative outcome as a result of this uncertainty.



/s/W. Dale McGhie
------------------
W. Dale McGhie
Reno, Nevada
November 14, 1999


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                         ( A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                 AS              OF  SEPTEMBER  30, 1999 AND  DECEMBER 31, 1998,
                                 1997 AND 1996



                                     ASSETS


                                                       September 30,
                                                            1999                1998              1997             1996
                                                      ----------------- ----------------  ---------------- ----------------

CURRENT ASSETS
        Cash  (Note 1)                                             $ -            $ 374             $ 470        $ 196,214
        Prepaid expenses                                             -                -                 -            1,500
                                                      ----------------- ----------------  ---------------- ----------------

          Total current assets                                       -              374               470          197,714
                                                      ----------------- ----------------  ---------------- ----------------


PROPERTY, PLANT and EQUIPMENT (Note 1)
        Equipment held for rent                                555,185          555,185           555,185          555,185
        Equipment                                              527,867          527,867           525,418           24,935
        Furniture and fixtures                                  13,951           13,951            12,307            6,249
                                                      ----------------- ----------------  ---------------- ----------------
                                                             1,097,003        1,097,003         1,092,910          586,369

        Less accumulated depreciation                           50,009           27,974            19,433           11,355
                                                      ----------------- ----------------  ---------------- ----------------

        Net property, plant and equipment                    1,046,994        1,069,029         1,073,477          575,014
                                                      ----------------- ----------------  ---------------- ----------------

MINERAL INVENTORIES (Note 5)
          Purchased mineral inventory                      200,000,000      200,000,000       200,000,000      200,000,000
          Acquisition costs                                 69,375,000       69,375,000        69,375,000                -
          Development costs                                     49,722                -                 -                -
                                                      ----------------- ----------------  ---------------- ----------------

                                                           269,424,722      269,375,000       269,375,000      200,000,000
                                                      ----------------- ----------------  ---------------- ----------------

OTHER ASSETS
        Investment in future acquisitions (Note 3,12)                -                -                 -       49,016,330
        Notes receivable  (Note 6)                                   -                -                 -          260,000
        Interest receivable                                          -                -                 -            6,600
        Organizational costs, net
          of amortization  (Note 1)                                  -                -                 -           47,422
                                                      ----------------- ----------------  ---------------- ----------------

        Total other assets                                           -                -                 -       49,330,352
                                                      ----------------- ----------------  ---------------- ----------------

             Total assets                                $ 270,471,716    $ 270,444,403     $ 270,448,947     $250,103,080
                                                      ================= ================  ================ ================

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                         ( A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
          AS OF  SEPTEMBER  30,  1999  AND  DECEMBER  31,  1998,  1997  AND 1996



                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                       September 30,
                                                            1999             1998              1997             1996
                                                      ----------------- ----------------  ---------------- ----------------

CURRENT LIABILITIES
        Accounts payable                                     $ 112,551         $ 58,525          $ 82,281         $ 28,206
        Shareholder advance                                          -                -                 -            4,400
        Accrued expenses                                       215,815          179,318           130,523           74,922
        Notes payable - shareholder (Note 7)                   267,373          267,373           267,373          462,809
                                                      ----------------- ----------------  ---------------- ----------------

        Total current liabilities                              595,739          505,216           480,177          570,337
                                                      ----------------- ----------------  ---------------- ----------------

STOCKHOLDERS'  EQUITY
        Common stock,  $0.001 par value;  900,000,000 shares authorized;  issued and outstanding;  48,010,182 shares on September 30, 1999,  1,385,182 shares, 885,182 shares and 510,182 shares on December 31, 1998,
           1997 and 1996, respectively                          48,010            1,385               885              510

        Convertible  preferred  stock,  $0.001  par  value;  200,000,000  shares authorized;  issued and outstanding;  152,875,000 shares on September
           30, 1999; 199,500,000 shares and 200,000,000 shares on December 31,
           1998 and 1997, respectively                         152,875          199,500           200,000                -

        Paid in capital                                    320,594,674      320,377,131       319,884,007      263,840,731

        Retained deficit  (Note 1)                                   -                -                 -      (13,702,162)

        Deficit accumulated during the
          development stage                                (50,919,582)     (50,638,829)      (50,116,122)        (606,336)
                                                      ----------------- ----------------  ---------------- ----------------


        Total stockholders' equity                         269,875,977      269,939,187       269,968,770      249,532,743
                                                      ----------------- ----------------  ---------------- ----------------

          Total liabilities and stockholders' equity     $ 270,471,716    $ 270,444,403     $ 270,448,947     $250,103,080
                                                      ================= ================  ================ ================

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999,
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
          AND THE PERIOD FROM JUNE 29, 1993 THROUGH SEPTEMBER 30, 1999

                                              Nine months                                                    June 29, 1993
                                                  ended                                                         Through
                                             September 30,    December 31,     December 31,  December 31,      September
                                                   1999          1998             1997          1996            30, 1999
                                             ------------     ------------    ------------    ------------     ------------

REVENUE                                       $       --      $       --      $       --      $       --      $       --
                                              ------------     ------------    ------------    ------------     ------------

EXPENDITURES

         Depreciation and amortization               4,317           8,541           8,078          13,660          44,429
         Dues and subscriptions                         84            --             1,010           4,627           9,591
         Organizational costs                         --              --            47,422            --            47,422
         Professional fees                         134,765         281,183         206,689         119,545         798,995
         Postage and courier service                   354           1,114           5,975          16,500          26,869
         Management fee                               --              --           200,000            --           200,000
         Marketing and promotion                     1,000            --               970           1,367          34,453
         Travel and entertainment                   22,708          27,200          55,391          60,894         228,602
         Telephone                                  26,372          37,819          50,698          35,761         157,902
         Other office expenses                      11,631          58,195          31,072          26,473         135,658
         Program development                          --              --             4,000             750          41,710
         Rent                                        7,026          11,859           8,080           4,220          33,392
         Imputed wages                              36,000          48,000          48,000          30,000         165,172
                                              ------------     ------------    ------------    ------------     ------------

         Total expenses from operations            244,257         473,911         667,385         313,797       1,924,195
                                              ------------     ------------    ------------    ------------     ------------

OTHER INCOME (EXPENSES)

         Interest income                              --              --              --             8,822          12,036
         Bad debt expense                             --              --          (266,600)       (266,600)
         Interest expense                          (36,496)        (48,796)        (55,601)        (69,447)       (220,623)
                                              ------------     ------------    ------------    ------------     ----------

         Total other income (expense)              (36,496)        (48,796)       (322,201)        (60,625)       (475,187)
                                              ------------     ------------    ------------    ------------     ----------

         Net loss before
                Federal income taxes              (280,753)       (522,707)       (989,586)       (374,422)     (2,399,382)
                                                                              ------------    ------------    ------------

         Federal income taxes (Note 1)                --              --              --              --              --
                                              ------------     ------------    ------------    ------------     ----------

         Net loss before
               extraordinary item                 (280,753)       (522,707)       (989,586)       (374,422)     (2,399,382)
                                                                                                              ------------

EXTRAORDINARY ITEM
         Impairment of investments (Note 3)           --              --        48,520,200            --        48,520,200
                                              ------------     ------------    ------------    ------------     ----------

         Total extraordinary item                     --              --        48,520,200            --        48,520,200
                                              ------------     ------------    ------------    ------------     ----------

         Net loss                             $   (280,753)    $ (522,707)    $(49,509,786)   $ (374,422)     $ (50,919,582)
                                              ============    ============    ============    ============    =============

         Net loss per share before
           extraordinary item (Note 1)        $    (0.0125)   $    (0.5174)   $    (1.1589)   $    (0.8137)
                                              ============    ============    ============    ============



    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH DECEMBER 31, 1998


                                                                                                                         Deficit
                                                                                                                        Accumulated
                                                                                                                         during the
                                                     Common Stock      Preferred Stock     Additional      Retained     Development
                                                 Stock      Amount    Stock     Amount   paid in capital   Deficit         Stage
                                                 -----      ------    -----     ------   ---------------    -------         -----


   Balance at June 29, 1993                  12,038,500 $ 240,770      -           $-    $ 13,461,391   $ (13,702,162)     $  -

   January 4, 1994,  reverse stock split one share of new stock for three shares of old stock and change par value from
       $.02 to $.001                         (8,025,667) (236,757)                            236,757

   June 30, 1998, reverse
       stock split - one
       share of new stock
       for 1,000 shares of
       old stock                             (4,008,820)   (4,009)                              4,009

   Issuance of fractional shares                    446

   On June 29, 1993, Issued
       Common stock to current
       shareholders for loss
       of prior stock                               600         -

   Issued shares of common stock to
       Masterhouse Ltd. (a related party)
       for 3500 master recording value
     unknown                                      1,500         2                                  (2)

   Net loss through December 31, 1993                                                                                      (819)
                                             -------------------------------------------------------------------------------------

   Balance December 31, 1993                      6,559         6      -            -      13,702,155     (13,702,162)     (819)

   In January and May 1994, Issued
      common stock for services valued
      at par                                     31,960        32                              31,928

   In May 1994, record retroactive adjustment
      in connection with the acquisition of
      ElfWorks, Ltd., pooling of interest        40,000        40                              39,960
      (Note 2)

   In May 1994, Issued common stock, held in
      trust capacity,  valued at estimatd
      cost of learning center (Note 2)              400         -                              50,000

   In May 1994, Issued common stock for
      a mining company, valued at current
      replacement cost of equipment              12,000        12                              86,118
      (see Note 2)

   ...continued

    The accompanying notes are an integral part of these financial statements



                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH DECEMBER 31, 1998


                                                                                                                          Deficit
                                                                                                                        Accumulated
                                                                                                                         during the
                                                     Common Stock      Preferred Stock     Additional      Retained     Development
                                                 Stock      Amount    Stock     Amount   paid in capital   Deficit         Stage
                                                 -----      ------    -----     ------   ---------------    -------         -----


   In July and September 1994, Issued common
       stock,  held in trust capacity,  in
      exchange for real estate valued
      atfair market value                        94,921      $ 95      -          $ -    $ 22,942,267         $    -        $    -

   In September 1994, Issued shares for a
      mining co., valued replacement cost
      of equipment, (Note 2)                     20,000        20                             409,980

   Capital contributed by shareholders                -         -                             126,768

   Net loss through December 31, 1994                                                                                      (135,695)
                                             ---------------------------------------------------------------------------------------

   Balance December 31, 1994                    205,840       205      -              -    37,389,176     (13,702,162)     (136,514)

   In February 1995, Issued common stock
   for services, recorded at par value            5,000         5                               4,995

   In February and August 1995, Issued common stock, held in trust capacity,  in exchange for real estate valued at
      fair market value                          95,000        95                          22,961,276

   In August 1995, Issued common stock in
       for a music Co. valued at a discounted
       stock price                                4,000         4                           2,499,996

   In  August 1995,  Issued  common stock for  inventory of precious  metal ore, valued at a discounted stock price
       (Note 5)                                 100,000       100                         199,999,900

   In September 1995, Issued common stock in exchange for services  performed in conjunction with the real estate
      transactions, valued at fair market value     275         1                              66,466

   Capital contributed by shareholders                -         -                              45,575

   Net loss through December 31, 1995                                                                                       (95,400)
                                             ---------------------------------------------------------------------------

   Balance December 31, 1995                    410,115       410      -            -     262,967,384    (13,702,162)      (231,914)

   ...continued

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH DECEMBER 31, 1998


                                                                                                                          Deficit
                                                                                                                        Accumulated
                                                                                                                         during the
                                                     Common Stock      Preferred Stock     Additional      Retained     Development
                                                 Stock      Amount    Stock     Amount   paid in capital   Deficit         Stage
                                                 -----      ------    -----     ------   ---------------    -------         -----


In     June 1996,  Issued common stock for
       a mining  interest,  transaction  not
       consummated, stock to be recovered,
       valued at zero (Note 9)                   98,000      $ 98          -        $  -          (98)    $         -          $  -

   In June 1996, Issued common stock
        in exchange for equipment (Note 1)        2,067         2                             555,183

   Imputed value of services provided by
      Officers and/or Directors (Note 10)             -         -                              34,970

   Capital contributed by shareholders                -         -                             283,292

   Net loss through December 31, 1996                                                                                      (374,422)
                                             ---------------------------------------------------------------------------------------

   Balance December 31, 1996                    510,182       510            -         -  263,840,731     (13,702,162)     (606,336)

   InFebruary  1997,  Issued  shares of
     common  stock in
     exchange  for a Mining
     Interest valued at a discounted
     stock price (Note 2)                       375,000       375            -         -   69,374,625

   Quasi-reorganization, 1997 (Note 1)                                                    (13,702,162)     13,702,162

In October 1997, authorized and
     issued convertible preferred stock
     for services and expenses, valued
     at par (Note 1)                                               200,000,000   200,000

   Imputed value of services provided by
     Officers and/or Directors (Note 13)              -         -                              51,960

   Capital contributed by shareholders                -         -                             318,853

   Net loss through December 31, 1997                                                                                   (49,509,786)
                                             --------------------------------------------------------------------------------------

   Balance December 31,1997                     885,182     $ 885  200,000,000 $ 200,000 $319,884,007             $ -  $(50,116,122)
   In October 1998, converted preferred
     stock to common stock                      500,000       500     (500,000)     (500)

   Imputed value of services provided by
     Officers and/or Directors (Note 13)              -         -                              52,080

   Capital contributed by shareholders                -         -                             441,044

   Net loss through December 31, 1998                                                                                      (522,707)
                                             --------------------------------------------------------------------------------------

   Balance at December 31, 1998               1,385,182   $ 1,385  199,500,000 $ 199,500 $320,377,131            $ -  $ (50,638,829)


    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FROM JUNE 29, 1993 THROUGH SEPTEMBER 30, 1999
                                                                                                                           Deficit
                                                                                                                        Accumulated
                                                                                                                        during the
                                            Common Stock           Preferred Stock         Additional      Retained     Development
                                         Stock     Amount        Stock         Amount    paid in Capital    Deficit        Stage
                                         -----     ------        -----         ------    ---------------    -------        -----

In January through September 1999,
  converted preferred stock to
  common stock                        46,625,000    $ 46,625   (46,625,000)    $ (46,625)           $ -           $ -            $ -

Imputed value of services provided by
  Officers and/or Directors (Note 13)       -           -                                     39,060

Capital contributed by shareholders         -           -                                    178,483

Net loss through September 30, 1999                                                                                      (280,753)
                                     ----------------------------------------------------------------------------------------------

Balance at September 30, 1999        48,010,182    $ 48,010   152,875,000     $ 152,875   $320,594,674           $ -  $ (50,919,582)
                                     ==========    ========   ===========     =========== ============           ==== =============

    The accompanying notes are an integral part of these financial statements


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999,
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                AND FROM JUNE 29, 1993 THROUGH SEPTEMBER 30, 1999



                                                         Nine months                                                   June 29, 1993
                                                           ended                                                          Through
                                                       September 30,   December 31,    December 31,      December 31,    September
                                                            1999          1998           1997             1996          30, 1999
                                                       ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                       $   (280,753)     $ (522,707) $ (49,509,786)      $ (374,422)  $ (50,919,582)
        Adjustments to reconcile net loss
           to net cash used by operating activities:
            Depreciation and amortization                     4,317           8,541           8,078          13,660          44,429
            Services paid in stock                             --              --              --              --            36,960
            Imputed value of services provided by              --
               Officers and Directors (Note 13)              39,060          52,080          51,960          34,970         178,070
            Impairment of assets (Note 3)                      --              --        48,520,200            --        48,520,200
            Preferred stock issued for services                --              --           200,000            --           200,000
            Organizational costs                               --              --            47,422            --            27,862

        Net (Increase) Decrease in:
            Prepaid expenses                                   --              --             1,500          (1,500)           --
            Notes receivable                                   --              --           260,000            --              --
            Interest receivable                                --              --             6,600          (4,950)           --
            Deposits                                           --              --              --           191,564            --

        Net Increase (Decrease) in:
            Accounts payable                                 54,026         (23,756)         54,075          (3,254)        112,550
            Accrued expenses                                 36,497          48,795          55,601          69,448         215,815
                                                       ------------    ------------    ------------    ------------    ------------

Net Cash Used by Operating Activities                      (146,853)       (437,047)       (304,350)        (74,484)     (1,583,696)
                                                       ------------    ------------    ------------    ------------    ------------

CASH FLOW FROM INVESTING ACTIVITIES:
        Purchase of furniture and fixtures                     --            (1,644)         (6,058)         (4,570)        (13,951)
        Purchase of equipment                                  --            (2,449)         (4,353)         (8,889)        (31,737)
        Cost of developing mineral properties               (32,004)           --              --              --           (32,004)
                                                       ------------    ------------    ------------    ------------    ------------

Net Cash Used by Investing Activities                       (32,004)         (4,093)        (10,411)        (13,459)        (77,692)
                                                       ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Capital contributed by shareholders                 178,483         441,044         318,853         283,292       1,394,014
        Payment on shareholder loan                            --              --          (195,436)           --          (195,436)
        Borrowings (Note 7)                                    --              --            (4,400)           --           462,810
                                                       ------------    ------------    ------------    ------------    ------------

Net Cash Provided by Financing Activities                   178,483         441,044         119,017         283,292       1,661,388
                                                       ------------    ------------    ------------    ------------    ------------

Net Increase  (Decrease) in Cash                               (374)            (96)       (195,744)        195,349            --
                                                                                                                       ------------
Cash at the beginning of period                                 374             470         196,214             865            --
                                                       ------------    ------------    ------------    ------------    ------------

Cash at the end of period                              $       --      $        374    $        470    $    196,214    $       --
                                                       ============    ============    ============    ============    ============



    The accompanying notes are an integral part of these financial statements

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION:
Hexagon Consolidated Companies of America, Inc. a Nevada Corporation headquartered in Reno, Nevada was incorporated under the name Carleton Enterprises, Ltd. On November 13, 1984 the Company changed it's name to SCN, Ltd. On December 15, 1986, an involuntary petition for reorganization, under Chapter 11 of the U.S. Bankruptcy Code, was filed against SCN, Ltd. In December 1988, the Company became debtor in possession of its assets under a voluntary proceeding. The Company was dormant until September 31, 1993 at which time the bankruptcy was ordered dismissed. On November 19, 1993 the Company again changed its name to Health Care Centers of America, Inc. On July 7, 1999, the Company changed its name to Hexagon Consolidated Companies of America, Inc. (HCCA). The Company is a development stage enterprise as defined by FASB No. 7. "Accounting and Reporting by Development Stage Enterprises".

On June 30, 1998, the Company authorized a reverse stock split. One new share was issued for 1,000 old shares. The par value remained the same at $.001 per share. These financial statements have been retroactively restated for this change in capital stock.

In January 1997, the Company voted to eliminate the previous retained deficit through a quasi-reorganization. This resulted in the elimination of the deficit in retained earnings of $13,702,162. It had no effect on assets or liabilities.

On October 2, 1997, the Company authorized and issued 200,000,000 shares of the Company's preferred stock for services and expenditures valued at $200,000.

NATURE OF BUSINESS:
Currently the Company is focused on the development, management and exploitation of three primary industry segments. The first is the development of mining interests and exploitation of existing inventories of ore concentrate. The second is the management and development of a wide range of real estate interests. The third is to continue its previous entertainment activity of marketing master recordings and recording new master recordings.

PRINCIPLES OF CONSOLIDATION:
The consolidated financial statements include the accounts of its wholly owned subsidiaries, MedAway, International, Inc., Music Alley, Inc. and Peeples Mining Company. All significant inter-company transactions have been eliminated.

MINERAL PROPERTIES:
Acquisition costs of mineral properties, rights and options together with direct exploration and development expenditures thereon are deferred in the accounts to be written off when production is attained or disposition occurs.

Such expenditures are accumulated and amortized using the units of production method based upon the estimated proven mineral reserves in each cost center as determined by independent assayers, or charged to income if any cost center is determined to be unsuccessful.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

If results from exploration warrant the abandonment of certain mineral properties included in a group and retention of the remainder, all acquisition , exploration and development expenditures relating to the entire group are deemed to represent those expenditures relating to the mineral properties and consequently no adjustment is made in the accounts in respect of mineral properties abandoned.

Administrative expenditures are charged to income in the year they are incurred.


ORGANIZATIONAL COSTS:
The Company has adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities" issued in April 1998 by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. Pursuant to SOP 98-5, organizational costs are expensed as incurred instead of being capitalized and amortized.

FINANCIAL INSTRUMENTS:
At September 30, 1999, December 31, 1998,1997 and 1996, the fair value of the Company's notes payable and notes receivable are evaluated each year to determine if their value has been impaired (Note 6 and 7).

PROPERTY, PLANT AND EQUIPMENT:
Equipment and furniture are stated at cost. Depreciation is computed using the straight-line method over a period of five to ten years.

Equipment also includes 24 Medaway-1 infectious waste treatment units, an on-site machine to process medical waste. The Company plans to lease these machines to hospitals. The machines were purchased in June 1996 through an exchange of 2,066,015 shares of the Company's common stock. The transaction was valued at the seller's cost of $555,185, or $23,133 per unit. This equipment is not being depreciated because it has not yet been placed in service.

CASH AND CASH EQUIVALENTS:
The company considers all short-term deposits with a maturity of three months or less to be cash equivalent.

FEDERAL INCOME TAX:
Due to an operating loss, since reorganization, there is no provision for federal income tax.

USE OF ESTIMATES:
The preparation of financial statements in conformity with general accepted accounting principals requires management to make estimates and assumptions that affects certain reported amounts and disclosures. Accordingly, actual results could differ from these estimates.

LOSS PER COMMON SHARE:
Weighted  average  shares   outstanding  used  in  the  loss  per  common  share
calculation were 22,471,295 for September 30, 1999; 1,010,183 for December 31, 1998; 853,932 for December 31, 1997; and 460,149 for December 31, 1996.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

NOTE 2 - ACQUISITION OF SUBSIDIARIES
1. On June 26, 1996, the Company issued 40,000 shares (after given effect to reverse split (see Note 1)).of its common stock in exchange for all the outstanding common stock of ElfWorks, Ltd. The business combination has been accounted for as a pooling of interest and, accordingly, the Company's consolidated financial statements have been given retroactive effect to include the accounts and operations of ElfWorks, Ltd. for all periods prior to the acquisition. ElfWorks, Ltd. had not commenced operations and had no activity since inception, except for organizational costs of $40,000. Therefore, the combined corporations will show no effect on the profit and loss from ElfWorks Ltd. operations.

     This combination was accounted as a pooling of interest after satisfying the twelve criteria referenced under APB 16, as follows: 1) each company is autonomous, 2) each company is inpendent, 3) the combination was effected in a single transaction, 4) common stock was issued for all the common stock of ElfWorks, Ltd., 5) the equity interest of common stock of each company was unchanged, 6) the combining companies reacquired a normal number of shares, 7) the ratio interest of individual stockholders was unchanged, 8) voting rights are exercisable, 9) the combination was resolved at the consummation date of June 26, 1996, 10) ElfWorks, Ltd. agreed not retire common stock to effect the combination, 11) there is no intent to dispose of a significant part of the assets of ElfWorks, Ltd., and 12) no financial arrangements have been made for the benefit of former stockholders.

     Advertising credits (trade due bills) were acquired through the acquisition of ElfWorks, Ltd. Such credits are recorded at the predecessor's cost of zero. With reference to Staff Accounting Bulletin No. 48 Topic 5-G (9/27/82), when a company acquires assets from shareholders in exchange for stock prior to registration of the company, such asset should generally be recorded at the cost to the shareholder. The credits are an irrevocable promise (trade due bill) to provide the holder with network programming time and commercial advertising time. According to AIN's current rate card, the Company could broadcast a 1/2 hour program 5 days a week at prime time for more than 4 years, throughout the networks 161 stations. The certificates are transferable and negotiable.

2. The Company's recent registration of their common stock under the Exchange Act has been declared effective on February 4, 1997. Consummation of the following stock exchange agreements have been declared effective:

o Effective February 4, 1997, the Company consummated the purchase of Nashville Music Consultants, Inc, (NMC) a Tennessee Corporation headquartered in Nashville, Tennessee. On April 21, 1995, the Company entered into a stock exchange agreement with NMC whereby 4,000 shares (after given effect to reverse split (see Note 1)) of the Company's common stock valued by using the stock price on the date of the agreement discounted 50% for restricted stock issued, was exchanged for all the issued and outstanding shares of NMC. The subject matter of the stock exchange agreement with NMC concerned only the music publishing operation of NMC. On September 1, 1998, NMC (now Nashville Music Group (NMG)) and the Company entered into an amendment to the stock exchange agreement, which was effective as of April 21, 1995. The reason for the amendment was to conform operations to the intent of the initial stock exchange. NMC had expanded its operations into areas beyond music publishing. As a result of the amendment, the publishing division of NMC, Music Alley, Inc., was transferred to the Company. Since the amendment to the agreement, HCCA received various rights to the publishing operation. Since receiving these rights, there has been no activity and Music Alley, Inc. has been dormant. The remaining value has been reserved as impairment of assets. The uncertainty of obtaining this information is so great, it is felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time that the appropriate information is obtained.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

o Effective February 4, 1997, the Company acquired F & H Mining, Inc. (F&H), an international business corporation, and Peeples Mining LLC (Peeples
     LLC), an Arizona limited liability company, accounted for as a purchase. Both F&H and Peeples LLC are primarily engaged in the mining of precious metals. On March 25, 1994, the Company entered into a stock exchange agreement with F&H, whereby 12,000 shares (after given effect to reverse split (see Note 1)) of the Company's common stock was exchanged for all the issued and outstanding shares of F&H valued current replacement cost of equipment purchased of $86,130. On June 18, 1994, the Company entered into a stock exchange agreement with Peeples LLC, whereby 20,000 shares (after given effect to reverse split (see Note 1)) of the Company's common stock was exchanged for all the issued and outstanding shares of Peeples LLC also valued at current replacement cost of the equipment purchased of $410,000. Both companies were dormant and had no operations for several years.

o On February 4, 1997, the Company formed Peeples Mining Company, a Nevada Corporation, and a wholly owned subsidiary of the Company. The assets of Peeples LLC and F&H were consolidated into the new corporation as well as the inventory of concentrated precious metals ore acquired from Zarzion, Ltd. As a result, Peeples Mining Company now has mining interests in Arizona, Nevada and California. The Arizona operation includes a mineral lease of state land on 377.11 acres. The Nevada property includes 7 claims on 140 acres. The production facility and lab equipment owned by Peeples Mining Company is located at the Arizona mill site operation. Assay reports obtained by professionals in the industry indicate the expected value of the above to be in excess of the stock value on the date of these agreements discounted by 50% for restriction.

o On February 6, 1997, 375,000 shares (after given effect to reverse split (see Note 1)) of common stock was issued to Zarzion, Ltd., for the purchase of 17 mining claims covering a 340-acre site in San Bernardino County, California. The shares were valued at $69,375,000, the stock price on the date of the agreement discounted by 50% for restriction. Assay reports obtained by an independent assayer indicate a value in excess of this value. There has been no activity on this property for several years.

3. The following stock exchange agreements have not yet been consummated:

o In March, 1994, the Company entered into a stock exchange agreement with Mr. William Jackson, thereafter amended, whereby 400 shares (given effect of reverse split (see Note 1)) of the Company's stock was exchanged for the future operations of a learning center in Reno, Nevada. The stock was valued at $50,000, the estimated cost to commence operations for the Reno facility. Consummation of the transaction is dependent on completion of the learning center, which is unknown at this time. The Company has directed its stock transfer agent to issue a "stop transfer" order regarding the stock previously transferred with respect to this transaction. Therefore, this acquisition has been deemed to be impaired (see Note 3).

o The Company has entered into two stock exchange agreements to acquire real estate from The Rainbow Group and The Senior Group. The subject matter of these agreements is currently in litigation in the Circuit Courts of Cook and DuPage Counties, Illinois and the Federal District Court for Middle Tennessee, Nashville, Tennessee. The Company has directed its transfer agent to issue a "stop transfer" order concerning all stock that had been issued in exchange for the real estate. Also, it is the Company's position that all such stock is being held by the recipient in a trust capacity for the benefit of both parties. Due to this litigation, the Company is unable to obtain necessary and required financial information. The uncertainty of obtaining this information is so great, it felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time that the appropriate information is obtained. Furthermore, the final determination of the consummation of these transactions shall be determined by the above referenced courts.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

     As a good faith measure, the Company issued stock upon the signing of the various stock exchange agreements. In the event that any of the agreements are not ultimately consummated, the Company shall pursue the return of the stock issued or the fair market value of such stock.

NOTE - 3 CONTRACTS FOR ACQUISITION
The Company has identified and entered into stock exchange agreements with entities in the mining, real estate, entertainment and education industries. These agreements provided that the other party to the agreement would have the right to annul or void the agreement if a registration statement registering the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is not declared effective within a specified period of time. This right has lapsed inasmuch as the Company's recent registration of its common stock under the Exchange Act was declared effective on February 4, 1997. All of such contracts became effective as of that date, with the exception of the Company's contracts for the acquisition of the real estate, which are the subject of litigation and have not been consummated. The uncertainty of obtaining the required financial information and of the consummation of the transactions, it is felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time that the transactions are consummated.

As shown below, the criteria used to value the stock exchange transactions vary by agreement. For the purposes of these financial statements, the value was calculated using the lower of the following: 1) the market value estimated by cash flow/income, if available, or 2) the value of the stock on the date of the agreement discounted 50% for restriction. The calculated value of each probable exchange agreement was booked to Investment in Future Acquisition (Asset) resulting in a total value recorded of $49,016,330 at December 31, 1996 (see below). Exchange agreements entered into but now determined to be "not probable" have been reversed out of the financial statements until further negotiated and consummated. Such contracts included abandoned contracts for the acquisition of health care practices and an adjustment of shares for the learning centers and assets deemed to have been impaired (see Note 2).


Stock exchanged for the specific assets have been valued as follows:


                                                                                Value
Description of Assets to be acquired by the Company                            Assigned  Ref.
---------------------------------------------------                            --------  ----

o   A future learning center to be located in Reno, Nevada                  $    50,000   (a)
o   A mining interest in 7 claims on 140 acres, located in Nevada                86,130   (b)
o   A mineral lease on 377.11 acres, located in Arizona                         410,000   (b)
o   The acquisition of Nashville Music Co., located in Nashville, TN          2,500,000   (c)
o   26 town homes plus surrounding amenities                                  3,863,130   (d)
o   Office Building, restaurant/banquet facility and vacant land              6,669,930   (d)
o   A motel located in Northbrook, Illinois, with 38 luxury suites            2,700,000   (e)
o   A country club located in the Village of Lakemore, Illinois                 359,758   (f)
o   An interest in a golf course and country club in Naperville, Illinois     2,684,779   (d)
o   A water and utility service located in Oakbrook Terrace, IL                 408,000   (f)
o   A restaurant site located in Shiller Park, Illinois                         620,789   (f)
o   An interest in a shopping center in Palatine, Illinois                    6,689,596   (f)
o   An interest in two leases and land located Shiller Park, IL               1,207,207   (g)
o   12-acre commercial parcel located in Dania, Florida                       1,618,103   (f)
o   An interest in a Yacht located in Ft. Lauderdale, Florida                   688,608   (h)
o   A Large land development in Gallatin, TN referred to as "Foxland"        16,000,000   (i)
o   24 acres of residential vacant land near Bellevue, Tennessee                800,400   (j)
o   56-acre parcel located on Dickerson Road in Nashville, TN                 1,659,900   (d)
                                                                           ------------
Total value for Stock Exchanged and held in Trust Capacity
           December 31, 1996                                                 49,016,330

            Less: Impairment of investments (Note 2)                       (48,520,200)
                     Capitalization of mining equipment (Note 2)              (496,130)
                                                                           ------------

             Value at September 30, 1997                                   $          0
                                                                           ============

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996



The above investments, excluding the mining interests, are under litigation to determine legal ownership.
Ref:

(a)-  Valued at the estimated cost to commence operations for the Reno facility.
(b)-  Valued at replacement cost of equipment purchased.
(c)- Value determined by using the stock price on the date of the agreement discounted 50% for restriction, and compared to a valuation model projecting earnings for the company.
(d)- Value based on tax assessors current Fair Cash Value.
(e)- Valued  at  market  value   determined  by   independent   appraisers   and
     consultants.
(f)- Value obtained from financial statement schedules indicating cost basis of property.
(g)- Value determined by calculating the annual lease income times approximately 6 years.
(h)- Value calculated based on the estimated annual net income discounted at 10%.
(i)- Value based on a current contract offer price.
(j)- Valued at the current market value of a lot recently sold adjacent the property.

As a good faith measure, stock was issued upon signing the agreements. It is the Company's position that the stock certificates issued in transactions which have yet to be consummated are being held by the recipient in a trust capacity for the benefit of both parties, and will be forfeited and canceled if the agreement is annulled or void. The Company has no control over any of the entities included in these potential acquisitions and will not have any control until such time as the acquisition is complete.

NOTE 4 - GOING CONCERN
As discussed in Note 1, the company has been in the development stage since June 29, 1993. A major portion of its assets includes mineral inventories valued at $200,049,727, and mining claims located in San Bernardino County, California valued at $69,375,000. Realization of a major portion of these assets is dependent upon the company's ability to successfully liquidate the mineral inventory. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. These factors raise concern about the company's ability to continue as a going concern. It is management's intention to raise additional capital through a) leasing of the MedAway machines (Note 1), b) sale of some or all of the ore inventory (Note 5), c) sale of some of the advertising trade credits (Note 2), and d) a private placement of securities.

NOTE 5 - MINERAL INVENTORIES Mineral properties include:
a) an inventory of concentrated precious metals ore located on land leased from the State of Arizona through the year 2003. Recent assay reports commissioned by the Company indicate there is a combination of precious metals, rare earth and common elements. These concentrates were purchased in exchange for 100,000 shares (after given effect of reverse split (see
     Note 1)) of the Company's common stock. Such stock was valued at $200,000,000, based on the stock price on the date of the agreement discounted by 50% due to restrictions on transferability, applicable to such stock. A subsequent independent valuation indicated a fair-market value in excess of the recorded amount.
b) the San Bernardino, California site consists of the purchase of 17 mining claims covering a 340-acre site. These claims were purchased in exchange for 375,000 shares (after given effect of reverse split (see Note 1)) of the Company's common stock. The shares were valued at $69,375,000, the stock price on the date of the agreement discounted by 50% for restriction. Assay reports obtained by an independent assayer indicate a value in excess of this value. There has been no activity on this property for several years.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996


c) On April 30, 1998, the Company entered into a joint venture agreement with Hidden Splendor Smelting Company (HSS) to share in the profits for processing mineral inventories. HSS will be granted the exclusive right to earn an undivided 20% interest in the net revenues received as a result of the sale of processed inventory. HSS shall provide proper permits for the processing, equipment , laboratory facilities and structures for the initial period of the processing operations. The term of the agreement is eight years from the effective date of the agreement.



NOTE 6 - NOTES RECEIVABLE:
                                                                                               September  30,        December 31,
                                                                                                    1997                  1996
                                                                                               --------------        ------------


A note from INMOB (a  Mexican  corporation)  dated  November  6,  1995,  payable
November  5,  1996,  with no  interest.  This was  advanced  for the  purpose of evaluating a project in Mexico,  and, if consummated,  entitles the Company to a
66-2/3%  interest in the project,  as it is management's  intent is to converted their interest into the investment. This interest is for
assisting the joint venture in obtaining all financing arrangements.                        $          0                $215,000

A note from M. Philip and T. Carnes dated August 25, 1995,  payable  August 25,
1996 with interest at 11% per annum,
secured by an assignment of interest in an unrelated law suit.                                         0                  45,000
                                                                                               --------------        -------------

                                            Total Notes Receivable                          $          0                $260,000
                                                                                               ==============        =============

Both notes are delinquent as of the date of this report. Management is unsure of whether these notes are collectable. Therefore, they have been reversed out of the financial statements until such time that the sums owed are collected.

NOTE 7 - NOTES PAYABLE:
                                                                                               September 30,         December 31,
                                                                                                    1997                1996
                                                                                               -------------         ------------


A note payable to R.K.  Company,  dated November 17, 1995,  payable  $43,367 per month with interest at 10% per annum through May 17,1996,
18% thereafter, unsecured .                                                                     $ 52,373                $247,809


A note payable to R. K. Company, dated November 17,1995,
payable $37,624 per month with interest at 10% per annum
through May 17 1996, 18% thereafter, unsecured.                                                  215,000                 215,000
                                                                                              --------------         ------------

                                            Total Notes Payable                                 $267,373                $462,809
                                                                                              =============          ============

In March  1997,  a payment  of  $195,436  was made on the note  payable  to R.K.
Company, a related party (see Note 13 and 14). Both notes are delinquent and a demand for payment has been made on both notes. A final determination of the enforceability of these notes is subject to the outcome of the litigation reported above (see Note 2). Should the courts determine that these notes are not enforceable, the Company will pursue recovery of the $195,436 payment made in March, 1997.

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996


NOTE 8 - INCOME TAXES
At December 31, 1993 the Company had a net operating loss carry forward for federal income tax purposes which will be limited because of change in ownership since 1993. Post 1993 net operating losses carry forward of approximately $500,000 is available to provide future tax benefits:

         Expiration Date                             Operating Losses
         ---------------                             ----------------
                   2008                                          $800
                   2009                                       101,000
                   2010                                        90,000
                   2011                                       308,200

NOTE 9 - CAPITAL STOCK
On December 28, 1993 the Company amended its articles of incorporation's to increase the authorized capitalization from 80,000,000 shares common stock to 900,000,000 shares of common stock and changed the par value of its common stock from $0.02 per share to $0.001 per share. In January 1994, the Company declared a one for three reverse stock split. In June 1998, the Company declared a one for one thousand reverse stock split.

NOTE 10 - CONTINGENCIES
The company is subject to disputes, various claims and legal proceedings primarily relating to its contracts to acquire real estate and on account of various transactions affiliated with the owner of the real estate. Consummation of the agreements have not yet occurred, and such contracts are the subject of litigation, the outcome of which cannot presently be predicted to be favorable or unfavorable to the Company. Should the outcome of the real estate litigation be unfavorable to the Company, the outstanding shares will be recovered and the remaining unrecoverable shares will be pursued.

In 1996, the company entered into a contract for the acquisition of an interest in a mining operation but the transaction was not consummated. The Company issued 98,000 shares (after given effect of reverse split (see Note 1)) for the interest in the mining operation. The company is attempting to reacquire those shares, but, at this time, management is unable to determine if collectability is probable.

Stock options for an aggregate of 50,000 shares (after given effect of reverse split (see Note 1)) were issued to The Rainbow Group and The Senior Group (25,000 each). Such options must be exercised within 10 years from the option grant date of June 28, 1994. The first 25,000 shares are reserved at an exercise price of $1,000 per share. The next 25,000 may be exercised at a price per share equal to the last trading price at the close of business for the day immediately preceding the day on which the option is exercised. In no event can the price be less than 110% of the trading price on June 28, 1994. The holder of these options is the same individual who holds the 98,000 shares discussed above.

NOTE 11- FINANCIAL INFORMATION FOR BUSINESSES ACQUIRED OR TO BE ACQUIRED o Effective February 4, 1997, F&H Mining Company, Inc. (F&H) and Peeples
     Mining, L.L.C. (Peeples LLC) were acquired by the Company through the exchange for common stock of the company. These acquisitions were accounted for under the purchase method.

o Effective February 4, 1997, Nashville Music Consultants, Inc. (NMC) was acquired by the Company through the exchange for common stock of the Company. On August 20, 1998, the Company entered into an Amendment To Stock Exchange Agreement, which related back to the same date as the original stock exchange agreement. The original stock exchange agreement provided for the acquisition of only the music publishing operations of NMC. NMC (now known as Nashville Music Group, Inc. (NMG) has failed to provide the Company with current financial information relating to the music publishing. The uncertainty of obtaining this information is so great, it

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996


     is felt that the value may have been impaired to an unknown extent. Therefore, it has been fully reserved against until such time the appropriate information is obtained.

o The combined assets of F&H and Peeples LLC were $496,130 as of February 4, 1997. There have been no operations in either company for several years.

o The company has entered into two agreements to acquire certain real estate from Rainbow Group and Senior Group. Consummation of the agreements has not yet occurred, and contracts are the subject of litigation, the outcome cannot presently be predicted. Financial statements and/or pro forma information will be furnished after the level of probability can be determined or consummation of the acquisition(s) occurs, whichever comes first.

NOTE 12 - SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash services and acquisitions are listed below, including common stock where applicable. Stated at value prior to reverse stock split.

     Date        Exchanged for:              No. of Shares  Value Assigned
    ------       --------------              -------------  -------------
1    1/94        Services                     31,960,000   $     31,960
2    5/94        A Future Learning Center        400,000         50,000
3    5/94        Mining Interest              12,000,000         86,130
4    7/94        Real Estate Properties       54,572,361     13,190,066
5    9/94        Real Estate Properties       40,348,988      9,752,296
6    9/94        Mining Interest              20,000,000        410,000
                                            ------------   ---------------

         Total 1994                          159,281,349     23,520,452
                                            ------------   ---------------

7    2/95        Services                      5,000,000          5,000
8    2/95        Real Estate Properties       22,000,000      5,317,370
9    8/95        Music Company                 4,000,000      2,500,000
10.  8/95        Real Estate Properties       73,000,000     17,644,001

11.  8/95        Mineral Inventory (Note 5)  100,000,000    200,000,000
12.  9/95        Services                        275,000         66,467
                                            ------------   ---------------

         Total 1995                          204,275,000    225,532,838
                                            ------------   ---------------

13.  6/96        Mining Interest              40,000,000        --
14.  6/96        Medical Decontamination
                   Machines                    2,066,115        555,185
15.  7/96        Acquisition of
                   ElfWorks, Inc.             40,000,000         40,000
16.  1996        Services (Note 12)              --              34,970
                                            ------------   ---------------

         Total 1996                           82,066,115        630,155
                                            ------------   ---------------

17   2/97        Mining Interest (Note 2)    375,000,000     69,375,000
18   1997        Services (Note 12)             --               39,060
                                            ------------   ---------------

         Total 1997                          375,000,000     69,414,060
                                            ------------   ---------------

         TOTAL 1994 - 1997                   820,622,464   $319,097,495
                                            ============   ===============

            To reflect reverse stock  split:     820,622

19.  1998        Services (Note 13)              --              52,090

         TOTAL 1994 - 1998                       820,622   $319,162,495
                                            ============   ===============

                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (Formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             SEPTEMBER 30, 1999 AND DECEMBER 31, 1998, 1997 AND 1996

NOTE 13 - RELATED PARTY TRANSACTIONS
o Inventories consisting of ore concentrates located in Arizona were purchased from Zarzion Ltd. In exchange for shares of the Company's common stock (see Note 5).
o October 2, 1997, 200,000,000 shares of preferred stock were issued for services and expenditures. The transaction was booked at the Company's par value of preferred stock.
o Services contributed by officers and reimbursements forfeited were expensed to "Imputed Wages" at an hourly rate proportionate to the services performed. Contributed office occupancy provided by M. Furlong, the Company's president and CEO, was expensed to rent at an average of $340 a month.
o Mining claims located in San Bernardino County, California were purchased from Zarzion Ltd. In exchange for shares of the Company's stock (see Note
     2).
o In April 1997, Maurice Furlong, CEO, President and major shareholder, obtained voting control of all common stock of the company held by Zarzion Ltd.

DALE MCGHIE                                             Town & Country Plaza
CERTIFIED PUBLIC ACCOUNTANT                   1539 Vassar St. Reno, Nevada 89502
                                                            Tel:  702-323-7744
                                                             Fax:  702-323-8288



                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
and Shareholders of
Hexagon Consolidated Companies of America, Inc.

I have audited the consolidated balance sheets of Hexagon Consolidated Companies of America, Inc. (formerly Health Care Centers of America, Inc.) (a development stage company) as of September 30, 1999, December 31, 1998, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the nine months and years then ended, and have issued my opinion thereon dated November 14, 1999. My examination also comprehended Supplemental Schedules A and B of Hexagon Consolidated Companies of America, Inc. (formerly Health Care Centers of America, Inc.) (a development stage company). In my opinion, Schedules A and B, when considered in relation to the basic financial statements, present fairly in all material respects the information shown therein.


/s/ W. Dale McGhie
------------------
W. Dale McGhie, CPA
Reno, Nevada
November 14, 1999


                 HEXAGON CONSOLIDATED COMPANIES OF AMERICA, INC.
                 (formerly HEALTH CARE CENTERS OF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                   SCHEDULE A - PROPERTY, PLANT AND EQUIPMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                                                      Other Charges
                                      Balance at         Additions                   Reclassifications  Balance at
           Classification          Beginning of Year      at Cost       Retirements    add (deduct)     End of Year
           ---------------------- -----------------------------------  -------------------------------  ------------
September 30, 1999
           Furniture and fixtures           $ 13,951             $ -            $ -               $ -      $ 13,951
           Equipment                          31,737               -              -                 -        31,737
           Equipment - mining                496,130               -              -                 -       496,130
           Equipent - other*                 555,185               -              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                    $ 1,097,003             $ -            $ -               $ -    $1,097,003
                                  ===================  ==============  ============= =================  ============

December 31, 1998:
           Furniture and fixtures           $ 12,307         $ 1,644            $ -               $ -      $ 13,951
           Equipment                          29,288           2,449              -                 -        31,737
           Equipment - mining                496,130               -              -                 -       496,130
           Equipment - other *               555,185               -              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                    $ 1,092,910         $ 4,093            $ -               $ -    $1,097,003
                                  ===================  ==============  ============= =================  ============

December 31, 1997:
           Furniture and fixtures            $ 6,249         $ 6,058            $ -               $ -      $ 12,307
           Equipment                          24,935           4,353              -                 -        29,288
           Equipment - mining                      -               -              -           496,130       496,130
           Equipment - other *               555,185               -              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                      $ 586,369        $ 10,411            $ -         $ 496,130    $1,092,910
                                  ===================  ==============  ============= =================  ============

December 31, 1996:
           Furniture and fixtures            $ 1,679         $ 4,570            $ -               $ -       $ 6,249
           Equipment                          16,046           8,889              -                 -        24,935
           Equipment - other *                     -         555,185              -                 -       555,185
                                  -------------------  --------------  ------------- -----------------  ------------
                Total                       $ 17,725       $ 568,644            $ -               $ -     $ 586,369
                                  ===================  ==============  ============= =================  ============


 * Equipment is not depreciated at this time because not placed in service yet.


                 HEXAGON CONCOLIDATED COMPANIES OF AMERICA, INC.
                 (formerly HEALTH CARE CENTERSOF AMERICA, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
     SCHEDULE B - ACCUMULATED DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



                                                          Additions                     Other Charges
                                      Balance at        Charges to Costs               Reclassifications  Balance at
           Classification          Beginning of Year     and Expenses     Retirements    add (deduct)     End of Year
           ---------------------- -------------------  -----------------  ------------------------------  ------------

September 30, 1999:
           Furniture and fixtures            $ 6,392            $ 1,873           $ -               $ -       $ 8,265
           Equipment                          21,582              2,444             -                 -        24,026
           Equipment - mining                      -             17,718             -                 -        17,718
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                       $ 27,974           $ 22,035           $ -               $ -      $ 50,009
                                  ===================  =================  ============ =================  ============

December 31, 1998:
           Furniture and fixtures            $ 3,931            $ 2,461           $ -               $ -       $ 6,392
           Equipment                          15,502              6,080             -                 -        21,582
           Equipment - mining                      -                  -             -                 -             -
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                       $ 19,433            $ 8,541           $ -               $ -      $ 27,974
                                  ===================  =================  ============ =================  ============

December 31, 1997:
           Furniture and fixtures            $ 1,522            $ 2,409           $ -               $ -       $ 3,931
           Equipment                           9,833              5,669             -                 -        15,502
           Equipment - mining                      -                  -             -                 -             -
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                       $ 11,355            $ 8,078           $ -               $ -      $ 19,433
                                  ===================  =================  ============ =================  ============

December 31, 1996:
           Furniture and fixtures              $ 758              $ 764           $ -               $ -       $ 1,522
           Equipment                           6,297              3,536             -                 -         9,833
           Equipment - other *                     -                  -             -                 -             -
                                  -------------------  -----------------  ------------ -----------------  ------------
                Total                        $ 7,055            $ 4,300           $ -               $ -      $ 11,355
                                  ===================  =================  ============ =================  ============


* Equipment is not depreciated at this time because not placed in service yet.